EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q3 2005 ALCOA Inc Earnings Conference Call

Event Date/Time: Oct. 10. 2005 / 5:00PM ET

Event Duration: N/A

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Oplinger

Alcoa Inc. - Director IR

Rick Kelson

Alcoa Inc. - CFO

Alain Belda

Alcoa Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Rob Clifford

ABN AMRO - Analyst

Alberto Arias

Goldman Sachs - Analyst

Daniel Roling

Merrill Lynch - Analyst

John Hill

Citigroup - Analyst

Tony Rizzuto

Bear Stearns - Analyst

Charles Bradford

Bradford Research - Analyst

Wayne Atwell

Morgan Stanley - Analyst

Tracy Spahouse

Micary Burns - Analyst

David Martin

Deutsche Bank - Analyst

Alex Latzer

Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. And welcome to the Alcoa Inc. Q3 2005 earnings conference call. (OPERATOR INSTRUCTIONS). It is now my pleasure to turn the presentation over to your host for today’s call, Bill Oplinger, Director of Investor Relations. Please proceed, sir.

Bill Oplinger - Alcoa Inc. - Director IR

Good afternoon. Thank you for attending Alcoa’s third quarter 2005 analyst workshop. At today’s conference Rick Kelson, Chief Financial Officer, will discuss the third quarter results and current business conditions. And Alain Belda, Chairman and CEO, will give his perspective on the recent results.

Before I turn it over to Rick, I would like remind you that in discussing the Company’s performance today we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations, and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

the forward-looking statements, see Alcoa’s annual report and Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005 filed with the SEC.

In our discussion today we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles, and our related reconciliation on our website under the Invest Section.

At this point I would like to turn over it to Rick Kelson.

Rick Kelson - Alcoa Inc. - CFO

Today I am going to focus on our third quarter results, the cost environment we are in, and the outlook for the markets we serve.

By now you have all seen our release. For the quarter income from continuing operations was $290 million, or $0.33 per share. As previously announced, our third quarter results were impacted by lower aluminum prices and higher energy, raw material and other input costs. I will provide greater detail of these and other events in the quarter in a few moments.

In the quarter we produced $792 million in cash from operations, before the voluntary pension contribution. Versus a year ago, our topline rose to $6.6 billion, an improvement of 13%, although revenues were down slightly from the second quarter. Our third quarter ROC was 7.8%, and 8.3% when measured on a trailing four quarters basis. When investments in growth, such as Iceland and Russia are excluded, our ROC was 9.3% on a trailing four quarters basis. And finally, our debt to capital of 31.5% remains well within our target range of 25 to 35%.

Turning to our safety performance in the quarter, on a year-to-date basis our lost workday rate is 0.087. At this lost workday rate we totaled just 87 lost workdays on over 196 million hours worked. When measured on a twelve-month rolling average, 82% of our facilities have not experienced a lost workday, and 47% have not had a recordable event.

Let’s move to the third quarter financials. This slide compares our performance on a sequential quarter basis. Let’s walk through some of the key points on the income statement. Sales declined by $132 million or 2% sequentially as aluminum prices and Midwest spot premiums declined when measured on a one month lagging basis. Seasonal weakness in Europe and automotive markets also contributed to the decline.

Cost of goods sold rose to 82.3% of sales as higher input costs, mainly energy and raw materials, combined with lower prices. Energy cost increases contributed $24 million to the quarterly increase in COGS.

SG&A fell to 4.8% of sales due to lower spending and a prior period adjustment related to Russia. Regarding Russia, losses of $19 million in the quarter were offset by a year-to-date adjustment of $12 million. We’re making improvements faster than expected, and therefore we only expect a loss of approximately $15 million in the fourth quarter.

As you’ll recall, second quarter ‘05 other income included the Elkem (ph) gain. This quarter other income includes the gain from the sale of certain rail assets, which added approximately $0.04 per share. This gain was substantially offset by losses stemming from a fire at the Dover aerospace castings facility, losses in Russia, the impact of unplanned temporary outages at the Wenatchee, Point Comfort and Lake Charles upstream facilities, and an increase in the reserve for litigation expenses. The majority of the effect of the recent Gulf Coast hurricanes will be in the fourth quarter.

The effective tax rate in the quarter was 24.3%, which did not include any discrete item tax savings. On a year-to-date basis our ETR is 27.5%, which we consider our best estimate of the full year tax rate.

Now I would like to review some of the cost pressures we’re facing this year. At the beginning of the year we provided you with the cost pressures we expected to face in 2005. As you have witnessed in our results this year these cost increases have been significant. This chart shows the broad spectrum of inputs that have increased. The higher average LME in 2005 drove increases in bauxite, while record high oil prices lifted resin, carbon, coke and pitch and transportation costs. We have been successful in passing through over 90% of our resin cost increase and two-thirds of the higher alloy cost.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Having accounted for price pass-through our input cost increases had a negative impact of nearly $400 million year-to-date. As we mentioned in the press release, we have experienced input and energy increases of $578 million year-to-date. This is comprised of $378 million in input costs and $200 million in energy price increases.

Now for more detail on energy’s impact. Energy cost increases have impacted nearly every Alcoa business. We have segmented these impacts by business and type in this chart. Clearly the largest contributor to energy cost increases has been price, which is driven in part by our LME linked contracts and appreciation in energy commodities. Outages during the year at our Anglesea (ph), Warrick and Rockdale power facilities, and restarts at the Wenatchee, ABI and Massena smelters also contributed to the $374 million rise in energy costs. Later, Alain will provide you with some of the actions we are taking to secure low-cost, long-term power.

At this point I would like to review our cash generation in the quarter. Cash from operations rose to $792 million before the discretionary pension contribution of 300 million. We voluntarily decided to make a cash pension contribution now in anticipation of future funding requirements. The contribution were made to Alcoa’s largest U.S. salaried and hourly plans. Our focus on working capital resulted in a $240 million cash inflow in the third quarter. This improvement is a result of a decline in accounts receivable and an increase in accounts payable.

Capital expenditures rose to $542 million as we continued to invest in large upstream growth projects. Nongrowth capital expenditures totaled just 58% of depreciation in the quarter. For the year, CapEx — capital expenditures are expected to be approximately $2 billion.

At this point I would like to address the market conditions we experienced in the third quarter. On the right you can see the relative percentage change in revenue from the sequential and year ago quarters. Relative to the second quarter, alumina realized prices were down 4%, and primary third-party realized prices were lower by 1%. As you’ll recall, our realized alumina price lags metal prices by approximately one quarter. Our key downstream markets remain strong. The sequential declines are a combination of lower metal prices and third quarter seasonality. All of our markets show a significant year-over-year improvement.

Let’s turn to the segments, starting with Alumina. On a sequential quarter basis, a decline in realized price of $11 a ton, combined with increased caustic cost and higher energy reduced ATOI by $26 million or 14%.

Moving to the current business conditions, based on the current higher LME prices we expect higher realized alumina prices. We also expect higher volumes and lower repair and maintenance costs. These positives will be somewhat offset by continued high energy cost, both oil and natural gas. On balance, we expect the business conditions in the fourth quarter to be more favorable.

Next let’s move to Primary Metals. On a sequential quarter basis, ATOI declined by $19 million or 10% as the LME and the Midwest premium moved lower. Higher shipments helped to offset price declines and higher purchased energy costs. Note that the price decline mainly affected our intracompany shipments. We were able to hold external prices relatively flat because of an increase in shipments based on current month pricing and more sales during the period of higher pricing.

Moving to the current business conditions. If LME prices remain above the third quarter average, we would expect a positive benefit from higher prices and moderating electricity costs. The outage at our Lake Charles facility caused by Hurricane Rita should negatively impact the fourth quarter. In the fourth quarter we see a better environment should metal prices stay at or above their current level.

One other point on primary. We continue to seek an energy solution for our Eastalco smelter. If we cannot obtain an economic power source for Eastalco by the end of the year, we will need to curtail the facility and take the associated charges in the quarter. These costs will be reflected as restructuring charges and will not impact this segment.

Let’s turn to the Flat Rolled Products segment. On a sequential quarter basis ATOI grew to $81 million in the third quarter. The increase was primarily driven by lower Russia losses due to the prior period adjustment. Seasonal strength in can sheet was offset by lower common alloy demand. As to current business conditions, we see continued strength in aerospace, including heat treated sheet and plate, and in commercial transportation. Seasonal weakness in can sheet, general weakness in the common alloy market and higher energy costs are expected to negatively impact the quarter. Lastly, the majority of the Russian operating losses will impact this segment in the fourth quarter. On balance, business conditions are expected to be weaker in the fourth quarter.

Now I would like to address the Extruded and End Products segment. On a sequential quarter basis, ATOI rose by $3 million sequentially on lower adjusted Russia costs. Favorable seasonal trends in our commercial building and construction businesses contributed to the results. Looking forward, we expect seasonal declines in our building and construction businesses and continued Russia losses will impact the quarter. For the fourth quarter the business environment is expected to be somewhat weaker.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Next let’s turn to the Engineered Solutions segment. On a sequential basis, ATOI fell $28 million. Roughly half of the decline was due to nonoperational issues, including increased legal costs that I discussed earlier. Operationally the benefits of increased market demand in aerospace and commercial vehicle have been offset by continued product launch issues in the AFL (ph) business.

Moving to current business conditions, we expect to see continued strength in the aerospace and commercial vehicle markets. In addition we are now making progress at AFL and expect better performance going forward. Similarly we expect the nonoperational issues to be substantially behind us.

Next let’s move to the Packaging segment. Sequentially ATOI fell by $13 million, driven by a declining seasonal demand in the consumer products and closure businesses. Compared to the year ago quarter, unfavorable raw material costs led to lower segment profitability. As to the current business conditions, we expect strong holiday related demand in our Consumer Products business. On the negative side, we expect higher resin prices stemming from the impact of Hurricanes Katrina and Rita. Depending on the resin type, underlying market prices for resin are up between 15 and 40%, and some supply availability is limited.

For the fourth quarter we expect improved business conditions.

So next, to summarize our expectations for the fourth quarter, the current strong metal prices, aero and commercial vehicle strength, and seasonal upswings in Packaging should have positive impacts on our results. In addition to these, we have made progress on the various nonoperational issues that have occurred in the third quarter. However, we should continue to see certain negative factors in the fourth quarter, seasonally B&C, Building and Construction, declines, and resin prices will be higher. Aside from further resin price degradation, we expect Hurricane Rita costs to be approximately $0.015 in the fourth quarter, barring allocation or unavailability of supply.

In summary, while the third quarter was difficult, the actions we are taking to cut costs and regain momentum on creep (ph) projects should result in better operational results. Now I will turn it over to Alain.

Alain Belda - Alcoa Inc. - Chairman, CEO

Rick gave you an overview of the quarter, so I won’t spend much time with it. In summary, costs and price movements, which are not linear, in extreme business, were caught between persistently high input costs, especially energy, and lower prices. Year-to-date, as you have seen from Rick, we have nearly $400 million increases in raw material costs and an additional $240 million associated with energy costs. We haven’t been able to offset all of these costs. But one way I like to look at this is, look at the ATOI numbers for — presented on the segment information.

If you look at an average quarter last year was an average quarter ATOI of $527 million. This year the average ATOI is $531 million. So it says that substantially we have offset a lot of the costs, but not all of the costs, if you include the fact that we’ve had some additional price improvement.

We continue to work on the issue of cost aggressively, and work on productivity. Just for information, through the third quarter we have reduced headcount by 1,400 people of the 8,100 people that were affected by the restructuring, which we announced in the second quarter.

On pricing, we are aggressively going after price increases in order to pass through the higher input costs. A few examples are, we have passed over 90% of the resin price increases to our customers on a lagging basis. As you know, the elimination of our can sheet ceiling is paramount to our commercial strategy. We are successfully negotiating our long-term contracts to either eliminate or phase these ceilings out shortly. It is essential to the success of the can sheet business, since like all our business, it is required to create long-term value.

Alumina, we’re looking at our contracts and considering substantial changes. Meanwhile we have eliminated both our levy and other cost disadvantages in Jamaica, resulting in moving from a low single digit return on capital in that plant to the higher upper teens.

Our home exterior business, vinyl based, has aggressively passed resin pricing. Our closure business has moved from yearly pricing increases to semi yearly to monthly now. And we have negotiated labor contracts and enclosed changes where we did not have contracts that dealt with the growth of health care costs in the U.S. This has resulted in stabilizing this cost for the last two years.

These are just a few examples of the actions we’re taking across all business. On growth in creep (ph) we will begin to see additional volume in the fourth quarter. During this year we have been hampered by various production issues, and labor productivity in Western Australia, stability

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

issues in Baie Comeau (ph) in Canada, and maintenance and upgrade outages in the downstream, just to name a few. These are largely behind us. For example, once Point Comfort ramps back up to full capacity after being curtailed for the Hurricane Rita, production will be up 2% for the next quarter.

Next slide. But it is important not to lose sight of the bigger picture. We have been and continue to be the strongest integrated aluminum company in the industry. ROC is at or above cost of capital currently, and is in the — even in this high-cost environment, and has improved every year since 2001. Excluding heavy construction and first-year acquisition, we exceeded 9.3% ROC, continuing to improve over periods — over the previous period. Today ROC is 140 points improvement from 2003, and 2004, I’m sorry, and double 2001 — 2002.

Since 2000 we’ve generated $12 billion in cash from operations. We have controlled normal recurring maintenance, environment, health and safety and IT capital expenditures as a percentage of depreciation to 67% average since 2000 and 57% year-to-date. We have made acquisitions and divestitures to prune the portfolio. In fact since 2001 it has been a positive input on our capital expenditures. And we have paid down debt, down to 31.5% of capitalization.

We have achieved this by creating the premier global alumina, aluminum and fabrication system globally. These are low operating, low capital costs assets. For instance, over half of our refining capacity is in the lowest quintile of the cost curve. This broad system gives us unmatched growth opportunities at a 3 to 4% creep, which we historically get. And it means about 500,000 tons per year at the lowest capital cost that we can have.

We’re building on these opportunities now, and will reap the benefits for a strong Alcoa in the future. And these numbers are not goals, they are performance which we have achieved over the last five years. But as you know, we have goals that are much more ambitious than today’s results.

Our strategies are not changing. We are executing on our long-term strategy. We are investing in power where it makes sense, in Rockdale, in Warrick, and in those facilities that continue to be value creating into the future. We continue to build toward self-sufficient for power in Brazil. And we will bring online 6 million tons of alumina refinery over the next five years. All of this capacity will be at the bottom quartile of the industry cost curve.

As an example, I was just at — I met with the President Da Silva (ph), Luiz Inacio Lula Da Silva in Brazil, to review our plans for a bauxite mine in Juruti in the Amazon, which we believe is one of the best such opportunities globally. At that time we also announced our plan to expand the refinery at San Luis and modernize the smelters at Pocos de Caldas. We have strong support of (indiscernible) government for these projects and continue to consult with them about projects to enhance our energy position there. And in smelter, we are on target to have both San Luis sub-line extension operation by the year end. And Iceland is on schedule for early 2007.

We’re quickly integrating our Russia and China investments. The official takeover of Bohai on Wednesday — we do have 20% of China foil markets at 70,000 metric tons, including Shanghai. We will be adding a hot mill, and meanwhile we will be shipping from the U.S., from Europe, from Australia and Russia to China, setting up our market position there.

I have been to our new facilities a number of times in Russia, and I’m impressed with how much progress we have made in a short period of time. In fact, our Board went there in September. We expect these facilities will break even in the latest part of 2006. We expect to be qualified as a major airframe manufacture in the first half of next year, and we will be qualified with specific North American auto suppliers by the end of this year.

We’re making progress rapidly. And I recently met with the Russian Minister of Industry, Germain Grett (ph), to make sure that we were in the best possible position to begin exporting higher value-added aerospace product from these facilities.

We made the tough decisions on plant and on businesses that don’t perform. We have curtailed high-cost smelting facilities and divested under performing assets. I am committed to continuing that focus. If we can’t get performance in certain areas of the downstream business, we will evaluate divestiture.

We continue to drive the implementation of ABS, the Alcoa Business System. We’re very focused on short-term cost mitigation to offset the higher input costs, but the structural cost savings and working capital improvements will be the rise from the application of ABS.

We continue to invest in IT. Over $600 million in the last five years in having a common system that joins all of our facilities and improves best practice sharing, costing and marketing information. In addition, another $300 million on a project called Quasar, a system that connects all refinery production process control systems around the world. Lastly, we are a strong market environment with certain sectors of our business.

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Airframe shipments are up 20% this year. We’re adding capacity in Davenport, (indiscernible), and Belaya Kalitva, and (indiscernible) to make sure that we can meet our customer’s needs over this cycle.

Commercial vehicle build rates are up nearly 10% this year. Our facilities in Cleveland, Mexico, Hungary and Russia are all positioned to capture this growth.

So in summary we’re taking both near-term and long-term actions to manage costs, grow the top line, and ensure that our capital investment makes the return you expect. Costs and prices are not linear processes, sometimes you get caught by one or by the other. We are managing what is in our possibilities, and we do stumble once in a while. Alcoa has been and is the premier global aluminum company in this space; the highest return on capital, the best balance sheet and the best long-term growth potential in execution, not dreams.

I’m confident that our actions make Alcoa a better company for now, and for the future. Now I will turnover to Bill for questions and answers.

Bill Oplinger - Alcoa Inc. - Director IR

At this point, operator, we would like to take questions from the phone lines.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Rob Clifford with ABN AMRO.

Rob Clifford - ABN AMRO - Analyst

My question is on Alumina pricing. You mentioned that you’re doing a bit of work on that, and clearly getting more exposure to the tight Alumina market will be beneficial. I just wonder if you can give a bit more detail on how is that is progressing, and what you see as potential outcomes in the near-term and longer-term for Alumina pricing.

Alain Belda - Alcoa Inc. - Chairman, CEO

The issue — if you look at the long-term position we have built in Alumina, it has been based on the fact of delivering to long-term customers — some customers have over 30 years with us — on the basis of contracts, that would keep the plans loaded, and the customers with a guaranteed cost that was based on metal. This has worked for the last 30 years. For the first time in my life I see costs (indiscernible) which is doubled. Energy and transportation, all plus currencies, all affecting this relationship.

So we are actively — we have changed some of the contracts that were renegotiated last year, which was about 30% of the total package. And unfortunately we only have about 10% of the total package to be renegotiated between 2005 and 2006. And so we aren’t talking actively, or a we’re starting talks with our customers to review how this price is built, what kind of formulas we should be building around transportation, caustic soda and energy. So this is at the beginning for the contracts which were not done last year, or will not be renegotiated this year, which will be about 40% of the total.

Rick Kelson - Alcoa Inc. - CFO

And historically we had said the ones last year — the 30 to 35% last year had about a 200 basis point improvement in percentage increase.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa Inc. - Chairman, CEO

Yes. The issue, if you think about the capital in terms of this industry, it has always — and there’s only one market for the Alumina basically — it is the aluminum industry. The idea has always been to bring stability to the production, because that is the lowest cost position. And with our system, in addition to that, has been growing the creep of the system, which these days represents about 500,000 metric tons a year of growth, which is a substantial growth. But it has always been placed for long-term contracts, not spot markets.

Operator

Alberto Arias with Goldman Sachs.

Alberto Arias - Goldman Sachs - Analyst

At the beginning of the year you gave us some guidance in terms of cost pressures. And the strategy was on cost-cutting programs that were designed to offset that. You have provided an update on the cost pressures, but what about the cost-cutting programs? I believe the target was $620 million for this year. And in the past we have seen Alcoa given out quarterly updates on your progress. What can you tell us about the progress in the cost reductions?

Alain Belda - Alcoa Inc. - Chairman, CEO

That’s what I was trying to cover with this average margin. the ATOI margin of last year, which averaged $527 million, and this year it is $531 million. If you think about those two numbers, it says that adjusting for metal price increases which affected the primary and the Alumina sector by about $136 million, you had — and looking at the $780 million of cost that we have had in three quarters, which is about $260 million a quarter. So you had 136 million improvement in price. You had $260 million increase in cost, left you $124 million to offset third quarter. And the margin is about the same. The drop in margin between the second and third quarter is about the same drop in margin we had last year. It is about 13%, which reflects the plants closing down in July in the United States, the automobile industry shutting down, the strike in Boeing and all these things. And the same thing happening in August in Europe. And when I said it is — not everything goes perfect, well, when you restart you always have some surprise.

And I’m not going to bore you with all the surprises you get in these things. But fundamentally I’m saying that you basically offset the price increases, but the cost increases — and you didn’t get any benefit from the price increases. Does that cover you?

I’m not talking about all the other non-recurring events, which every quarter you have on the positive, on the negative, you sell an asset or whatever — so this is on an ATOI basis.

Operator

Daniel Roling with Merrill Lynch.

Daniel Roling - Merrill Lynch - Analyst

Rick, on the comment in the Engineered Solutions that said approximately half of the 28 million was on operational of that 14 million. Could you help us with that? Is that part of what you were talking about on the gains and offset by the aerospace fire losses, etc.?

Rick Kelson - Alcoa Inc. - CFO

Correct. It is — I was talking specifically there was a lawsuit and a judgment for part of it in France on a closed Howmet facility. There was, as you noted, the fire. There were tax issues inside the business issue that ended up being in the segment, but corporately are adjusted. Those were essentially the kinds of issues in the Engineered Solutions.

Daniel Roling - Merrill Lynch - Analyst

So those Engineered Solutions are part of the offset to the $0.04 gain. Now the railroads that you sold, those were actually railroads you owned?

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - CFO

Right. Short line railroads that we owned.

Operator

John Hill with Citigroup.

John Hill - Citigroup - Analyst

Just a quick question. Looking ahead at the return on capital targets. and thank you for your clarifications on those, but in order to hit the kinds of targets that you have talked about in the past, it looks like you basically need to double margins. And in particular, I’m curious how will you essentially get there from here on extrusions and packaging, where the ATOI margin is 2 to 3.5%? Where do you think these can go, and how much longer are you willing to tolerate these kinds of margins before pursuing restructuring or divestiture as you were talking about?

Alain Belda - Alcoa Inc. - Chairman, CEO

In what you call an extrusion — let me go through this. On extrusions there are two types of extrusions. There is what I would call hard alloys, or industrial application, aerospace application extrusions, which we own facilities — three facilities — no, more than that — facilities in the U.S., Europe and Russia and Korea. Those facilities now have been separated as one group of businesses. And they are in excess of cost — well in excess of cost of capital.

On the other side of the business, we have soft alloy extrusion which are fundamentally building and construction applications. And we have a substantial number of facilities in U.S., Europe, and Brazil, and some that came with Russia, but not significant. Those facilities are in the 3% kind of rate of return. We have changed management on that — on those facilities. And we’re giving it another 12 to 18 months to turn around the position.

I am comfortable that I think this will be turned around in that kind of period of time, or we will have significant changes in those facilities, and we will get this to cost of capital situation.

The next one is packaging. Packaging, it has been really two kind of stories. You have inside the packaging you have closures, for instance, which makes the closure tops for bottle and carbonated — for water and carbonated drinks. This is a business that makes well above cost of capital. It has been passing — that is the one I mentioned that was passing resin costs on a monthly basis now.

We have other businesses that have been caught by passing about 70% of the resin and 90% — if you include some of last year. That one is still suffering. And you can see in the competition that the same thing is happening. It is not unique to us.

That business, we really should see the see the fourth quarter, because that is the high quarter for that business, this is the low quarter we just went through. A lot of restructuring has been happening there. And I think this will be a good business for us long term.

One point that I probably didn’t mention before during the slide presentation is if you go and look at our primary and Alumina business and compare it to equivalent Alumina and Aluminium businesses around the world, you will see that the returns on assets of those businesses, which is I think a more proper comparison given the capital base of these kind of businesses — we have a substantial better rate of return, even today, even under these high pressures than you will see in the market. So it is bad. We would like it to be a lot better with this kind of metal prices. But I think we’re defending our position well. And we need to obviously do more, and we’re doing more, because you know that we want to be a much higher rate of return 9.3%.

Operator

Tony Rizzuto with Bear Stearns.

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Tony Rizzuto - Bear Stearns - Analyst

Regarding the Engineered Solutions, there seemed to be a few questions about that. But some of my trade sources have indicated that a major competitor of yours, obviously Precision Cast Parts, has surpassed how many — if you look at the stock price, yours has obviously done very well. But in part because you are a leaner, smaller and perhaps more nimble player and can better react maybe to market opportunities as they present themselves. How do you react to this?

Alain Belda - Alcoa Inc. - Chairman, CEO

I think that that competitor does a good job. It does a good job in commodity products that business. I think we do a good job in specialized and more difficult businesses. We have had to reposition how (indiscernible) over this last three, four years from a company that thought of itself as one that sold specialties, and 60, 70% of what they were selling were commodities. We have done substantial changes there. And you were right, before it had a lot more overhead than it has today. It has I think about 4,000 or 5,000 people less than it had when we bought this business. It has begun to relocate production assets to Mexico and Hungary. And I think it is a survivor. It will do okay.

Tony Rizzuto - Bear Stearns - Analyst

Are you comfortable where it is right now? Do you see any further restructuring changes there?

Alain Belda - Alcoa Inc. - Chairman, CEO

I don’t think so. It’s got the right cost base — the right capital base now, and all these things. And I think it will be okay. It still has a lot of hard work to go through. I am not going to diminish that. But I think it will be okay. I have a very good team there.

Tony Rizzuto - Bear Stearns - Analyst

You kind of alluded to the possibility of looking at alternatives. Would this be a business perhaps that may be better served if it was spun off in part?

Alain Belda - Alcoa Inc. - Chairman, CEO

I don’t think so. If you look at our aerospace business today, the products that you know us for in terms of aluminum extrusion, roll products and forged products, it is really a smaller portion of our total field to aerospace, which are really — the biggest parts of it are fasteners and helmets. It is one-third the aluminum side, which is our traditional business and two-thirds. And it gives us a tremendous access to the aerospace business because we can play all of those parts together. We can interchange them, and we can bring solutions that nobody else can bring. So, no, I think this is not one for divestiture.

Operator

Charles Bradford with Bradford Research.

Charles Bradford - Bradford Research - Analyst

Could you talk a bit about the energy situation, because it is pretty clear that natural gas, in particular, rose pretty rapidly toward the end of the quarter, and prices are currently a lot higher than you experienced during the third quarter. How much of this you might have hedged, and what kind of a number could we be looking at as far as total year energy cost increases?

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

7FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - CFO

As you probably recall, we have a substantial portion of the gas needs at the corporate level hedged as we move into the fourth quarter. But as you see this kind of increase, of course, and no letting up, you’re talking about that progress through next year as well. As to what we have already spent, you saw the numbers that I have put out the chart in my presentation on the cost in energy is probably the best way to look at energy prices. And we have seen to date this year 374 million over last year. We’re not seeing anything subside. You’re going to be looking at continued pressure on the energy side.

To state the obvious, the gas will be in the refining areas, and our downstream businesses, some of them, and then you’ll see on the primary side some of the good stuff that we talked about, that we have been doing.

Alain Belda - Alcoa Inc. - Chairman, CEO

I think this is an important point because basically refineries are either oil-fired or gas-fired, and smelters are either hydro or thermal. And this is what we’re dealing with as we are moving capacity in places where we have our own hydro. And that is why you saw announcements like the plant — the Hamburg plant in Germany, and you’ll see more plants. I mean the Eastalco plant that we talked about. You will see more shut down, and we are preparing ourselves with investment for the long term that not only replace the plants that we’re going to be shutting down, but also keeps us in the market share that we want to have in this industry.

So we’re doing an a lot of this effort, a lot of this capital investments that I have talked about has to do with exactly dealing with a situation in energy, which I think has fundamentally changed for the long term. Now having said that, we did that in 1980 and then found out that the whole situation changed again, and by 1984 we were operating all of the facilities we had curtailed before. And the ones we sold, somebody else was operating. But that also why we’re looking very positively at metal prices, because I think — and Alumina prices — because I think it is going to be in deficit in the next two or three years.

Operator

Wayne Atwell with Morgan Stanley.

Wayne Atwell - Morgan Stanley - Analyst

Two questions. Could you explain the future of Eastalco? If you’re not able to negotiate a new contract for power would that be closed permanently? And could you expand a little bit on your negotiation on can stock moving the ceilings and the ability to pass on resin prices? Could you maybe give us a little more detail on the ceilings in those cases and how fast they are being eliminated?

Rick Kelson - Alcoa Inc. - CFO

I will start with the can sheet. As we mentioned for the last several quarters, we are in discussion with each of our customers, and we’re in the process of trying to pass on increased costs due to coating costs. And so there’s continual work on that in all of the contracts.

And as to the caps, same story. We continue to work on having the caps removed, and there is progress being made. That is what these businesses need to do to make the kind of returns we have placed on them. As you know, Wayne, we treat them as independent businesses, so they are out there recovering for metal. And so they’ve got to deal with the caps. And so they are negotiating to eliminate them, and we’re seeing progress. They are at different stages with different customers, but they are making progress. And I would expect to see over time the elimination of the caps.

Wayne Atwell - Morgan Stanley - Analyst

Any thoughts on how soon you might be able to completely eliminate the caps in both cases?

Rick Kelson - Alcoa Inc. - CFO

I’m not sure we (indiscernible).

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa Inc. - Chairman, CEO

I don’t know what both cases mean.

Wayne Atwell - Morgan Stanley - Analyst

Well, if the resin — in some cases my guess is you can’t pass all the resin costs on. And in some cases you have limits on your can stock pass-throughs.

Rick Kelson - Alcoa Inc. - CFO

I think it will take — for us as we go through our contract at a minimum though, and we’re talking to everybody now, we will make better progress with someone on resins. And I think you’ll see the overall caps on can stock — I would say you’ll see pretty much pushed over the next year, as our folks are talking to everybody now. What was the other question you had?

Wayne Atwell - Morgan Stanley - Analyst

The Eastalco, the future of that. If you can’t renegotiate the power, would that be closed permanently or would it be (indiscernible)?

Rick Kelson - Alcoa Inc. - CFO

That decision hasn’t been made, but as I said in my remarks as we came through the segment, basically it runs out of power at the end of the year, and we either do or do not get an additional power supply. If we don’t then we will have to face the decision of whether we’re having a temporary curtailment or whether we are going to go into full shutdown mode. But we haven’t made that decision yet.

Alain Belda - Alcoa Inc. - Chairman, CEO

It is a good plant. And we would probably — given the experience of the 1980s where over time some of the energy comes back again or is available at a reasonable price, that we might look at it again and consider reopening it. It happened at Wenatchee just recently. And so I think the tendency will be to hibernate it.

Operator

Tracy Spahouse (ph) with Micary Burns (ph).

Tracy Spahouse - Micary Burns - Analyst

I was wondering whether you could discuss the capital cost pressures, particularly at the WI operation (indiscernible) there and the feasibility of the (indiscernible) expansion? And just another follow- up question in relation to cost. We have heard a lot today about the year- to- date cost increases. If we have look on a quarter- on- quarter basis the total costs are relatively flat with revenues down 3%. I was just wondering whether you could discuss I guess more on a quarter- on- quarter basis in regards to those costs?

Alain Belda - Alcoa Inc. - Chairman, CEO

Let me see if I understood the question. You first talked about capital cost in Australia and the (indiscernible). And the second part of it had to do with raw material cost as it affected the cost of goods. Is that it?

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Tracy Spahouse - Micary Burns - Analyst

The second question was more about today we hear a lot about the year-to-date cost increases. But looking at a quarter-on-quarter basis, the total costs appear to be relatively flat, where revenue was down 3%. I was just wondering whether you could go through cost more quarter-on-quarter in price rather than the year-to-date increase?

Alain Belda - Alcoa Inc. - Chairman, CEO

Yes. Let me take the first question easier, which is the capital base. The (indiscernible) expansion is going to be basically done once this construction boom in Australia goes through and prices get back into the normal levels. I’m talking about equipment costs and mainly labor costs for executing this project.

If you think about, for instance, when you go to Iceland, in Iceland we’ve got Chinese people, Mongolian people. We’ve got Polish workers. We’ve got total between the hydro and the smelter probably around 10,000 people that are from all kind of nationalities. Iceland not having too many people, authorized us to bring — authorized our construction companies to bring in the people they needed and have a very competitive compensation.

Australian does not allow us to do that. And therefore it is not the right time to be building a smelter — a refinery in Australia at this point in time. We had just — we will be finishing Pinjarra by the end of the year. That project was started before this. And it was — it will start sometime early in the first quarter next year. Rick, do you want to address the — I don’t have the cost of goods number here that she is referring to.

Rick Kelson - Alcoa Inc. - CFO

I think she is just saying what would be the quarter to quarter cost increases that we saw. And essentially we’re looking at 25 million give or take energy increases cost quarter- over- quarter. And you’re probably looking at something in the order of 15 million or so in basic raw material input costs, the largest of which is going to be 9 million in caustic.

You would see resin increases, but we what we have really done, we are starting to separate that in our own heads. We’re doing a much better job of passing on the price increases, even though there is a continued threat of them. You are seeing an awful lot of resin price now. Now we’re being able to pass that on a quarterly basis. And as Alain alluded to earlier, for that matter some of the businesses on a monthly basis.

Alain Belda - Alcoa Inc. - Chairman, CEO

On caustic you have to remember that we have — a refinery is a very, very long supply chain of raw materials. And it contains caustic soda there for let’s say the production line will probably have about six months on the average of caustic soda in the system. As you come in with new caustic soda at higher prices, it takes some time to see it through the cost of goods. So there is some distortions here that come with that. Did we answer your question?

Tracy Spahouse - Micary Burns - Analyst

Yes you did. Thank you very much.

Operator

David Martin with Deutsche Bank.

David Martin - Deutsche Bank - Analyst

I just wanted to come back briefly to restructuring, and I guess more importantly restructuring costs, which were kind of a nonevent in the quarter. Despite looking at your numbers, you eliminated somewhere between 5 and 600 positions globally in the quarter. I guess, first of all, is that a trend that is going to continue, meaning the lack of restructuring charges that will be attached to some of the headcount reductions?

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

And then secondly, I think in prior quarters you had commented on the amount of your smelting capacity that had been idled. Has there been any change to that from the second quarter number that you gave out a few months ago? And what is the potential for any of this to restart?

Alain Belda - Alcoa Inc. - Chairman, CEO

The restructuring, I said 1,400 people left the Company as of this quarter, not 500.

David Martin - Deutsche Bank - Analyst

That compares to the number you gave at the end of the second quarter, which I think was somewhere around 800, 850.

Alain Belda - Alcoa Inc. - Chairman, CEO

Yes. Okay, so you are saying it is another 600? Yes.

Rick Kelson - Alcoa Inc. - CFO

We are in the process on the restructuring from the announced second quarter restructuring. And you’ll see all that will take approximately a year to go through and complete the restructurings that were announced in the second quarter. So that is what you’re going to see. And there’s going to be continued flow until you get to the numbers that we essentially announced with the second quarter restructuring.

David Martin - Deutsche Bank - Analyst

Okay, and secondly on the smelters?

Rick Kelson - Alcoa Inc. - CFO

Capacity?

Alain Belda - Alcoa, Inc. - Chairman, CEO

That hasn’t changed. Capacity hasn’t changed from last year.

Rick Kelson - Alcoa, Inc. - CFO

Well, we’ve had Wenatchee come back up. It hasn’t changed from what we announced in the second — I believe, in the second quarter. But as we have said, your other question was what else in the future. We look at this on an ongoing regular basis. The primary division comes in and goes through all of the smelters and it is kind of gridded out, depending on power costs, Alumina prices, and make a decision on an ongoing basis as to what runs and what doesn’t. It has been pointed out on this call the biggest question probably on smelters running in the fourth quarter is the decision around Eastalco.

Operator

Alex Latzer with Merrill Lynch.

Alex Latzer - Merrill Lynch - Analyst

A question, gentlemen, on the Delphi bankruptcy that we just heard last weekend — whether Alcoa had any exposure to that either as a supplier or —?

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - CFO

Very limited. My preliminary — on a pretax I’m hearing that we may have something maximum in the order of about 5 million. And then some of that is offsettable. I am thinking we’re looking at very manageable numbers somewhere between $2.5 to $5 million on a pretax basis with some of that susceptible to recovery.

Alex Latzer - Merrill Lynch - Analyst

And a second one. There has been some press recently — I will call it preparing for the possibility of a strike action in some of the smelters whose contracts expire early in ‘06. I was just wondering if at this point you were in a position to make any comments on how that might impact the timing, the fourth quarter — it is pretty near term here in the first quarter — these new contracts. I was wondering how it was going and what preparations are you making?

Alain Belda - Alcoa Inc. - Chairman, CEO

I don’t think you’ll see an effect on the fourth quarter.

Alex Latzer - Merrill Lynch - Analyst

Okay, and —.

Alain Belda - Alcoa Inc. - Chairman, CEO

By the way, if you see any effect it will be mostly increasing working capital as we prepare to — if we do get in a situation where we have a strike. By the way, we do not expect to get there. We’re having good conversation with the unions. It is normal conversation and expectations from each part. And we expect to go through this by next year and have a contract.

Alex Latzer - Merrill Lynch - Analyst

Good, good. The last question was regarding the comments in the release. There was a mention that third-party realized metal prices are relatively unchanged, while intracompany metal prices fell due to lower-priced downstream commitments. Does that take it to mean that for instance say in the Rolled Products division when the caps occur, part of the margin is taken out of the material supplies internally from the primary metal?

Rick Kelson - Alcoa Inc. - CFO

No, it wouldn’t come from the cast. It really had to do with third-party sales of value-added materials, and also sales — more sales being of the current month in the third-party sales. That was just fortuitous where our normal selling is — I guess the primary people wouldn’t think it was fortuitous. They work hard to be selling in the current month in value-added products, whereas much of the downstream would be sold on a one month lag where you’re going to really see the effect of the drop in the LME, as well as in the U.S. — a sizable drop that you had in the Midwest spot as well. So you saw all that flowing through the intracompany, as I had said in my comments, whereas you saw us being able to hold onto the third-party pricing.

Alex Latzer - Merrill Lynch - Analyst

Thanks for that, Rick. Last one, quickly. Your (indiscernible) price realization came in a little higher than what we were looking, although the Midwest premium was narrower. I was wondering did you find the realization Alcoa achieved in the third quarter was a little higher than you expected, or was it pretty much a normal — perhaps maybe we made an estimate error there.

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 10. 2005 / 5:00PM, AA - Q3 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - CFO

You know we’re going to work always for our realized pricing, and we don’t talk about whether it was against what we expected.

Operator

Gentlemen, we have no further questions at this time.

Bill Oplinger - Alcoa Inc. - Director IR

At this point I would like to include the third quarter workshop. I appreciate you listening in. Just a reminder, we look forward to seeing many of you at the upcoming Davenport trip on November 1 and 2. Both Alain and Rick will be joining us on that trip.

Thank you again for attending. If you have got further questions, call me on the press release number. Thank you.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation, and you may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.